UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 22, 2015

Catasys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11601 Wilshire Boulevard, Suite 1100 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 444-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 22, 2015, Catasys, Inc. (the “Company”) entered into a Promissory Note with Crede CG III, Ltd. (“Crede”), an affiliate of the Company’s Chairman and Chief Executive Officer, pursuant to which the Company received gross proceeds of $3.35 million from Crede for the sale of $3.35 million in principal amount (the “Promissory Note”). The Promissory Note is due on August 21, 2015 and carries an interest rate on any unpaid principal amount of 8% per annum until the maturity date, after which the interest rate will increase to 12% per annum. The closing of the Promissory Note occurred on July 22, 2015. The Company and Crede are currently negotiating a longer term financing.

The Company used approximately $2.2 million of the net proceeds of this transaction to redeem its outstanding 12% Original Issue Discount Convertible Debenture due January 18, 2016 issued on April 17, 2015 (the “Bridge Notes”), as disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2015. Following such redemption, all of the Bridge Notes are extinguished. The remaining net proceeds will be used for working capital.

The foregoing description of the Promissory Note does not purport to be complete and is qualified in its entirety by reference to the Promissory Note, a form of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
Exhibit 4.1	Form of 8% Promissory Note, dated July 22, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATASYS, INC.

Date: July 24, 2015	By:	/s/ SUSAN E. ETZEL
Susan E. Etzel
Chief Financial Officer